EXHIBIT 99.2

Internet Security Systems, Inc.

Supplemental Financial Data

Q1 2005
Revenue by theater
America	62%
EMEA	21%
Asia Pacific	17%

Proventia Appliance Revenue (a)	$20.6 million

Approximate average size of top 25 deals based on total contract value	$490,000

Channel mix for license and product revenues	77%

Managed Security Services (b)
% of total revenues	14%

DSO (c)	86

(a)	Integrated security appliance represented almost 20% of units sold in the quarter; New customers represented approximately 30% of Proventia unit sales.
(b)	Managed Security Services grew 28% in Q1 05 over Q1 04 to $10.8 million for the quarter.
(c)	Days sales outstanding (DSO) equals accounts receivable divided by the sum of total revenues plus the change in deferred revenues in the quarter.
(d)	Support and maintenance revenues grew 19% in Q1 05 over Q1 04.
(e)	Deferred revenues, which does not include managed security services subscription business billed monthly, totaled $78.5 million and was up 12% from a year-ago. The total balance is flat compared with December 31, 2004. In the 4th quarter of 2004 the account increased by more than $10 million due to strong renewal collections, but also due to: a product sale deferral of $800,000 pending the release of Proventia Desktop; and a $2 million increase due to a 10% rise in the quarter-end euro exchange rate from 1.23 to 1.36. In the first quarter of 2005, we reduced deferred revenues in recognizing the product sale and also had a $1.4 million negative impact from the 5% euro decrease comparing December 31 and March 31 exchange rates of 1.36 and 1.29. Customer support, the largest component and the category we look at most closely, grew in the first quarter, even with the negative impact of the euro currency change.
(f)	We believe we continue to have significant future opportunities to convert our existing RealSecure Network Software base; evidenced by the fact that, even after two years of strong Proventia sales, our existing customer support base in the Americas as of March 2005 has as much network based RealSecure software under our support program as Proventia.